Exhibit 99.1

Strategic Storage Trust VI, Inc. Announces Opening of New Self-Storage Facility in the Greater Toronto Area of Ontario, Canada

LADERA RANCH, Calif. – April 16, 2025 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE:SMA) , in partnership with SmartCentres (TSX: SRU.UN), is pleased to announce the opening of a new Class A self-storage facility in Toronto, Ontario, Canada.

Strategically located at 494 Gilbert Avenue, the six-story facility features approximately 120,000 net rentable square feet of climate-controlled storage space, encompassing approximately 1,475 units. Designed for customer convenience, the facility features interior heated loading, three elevators and a modern, secure layout.

This property benefits from its prime location near Eglinton Avenue W, a major arterial corridor with approximately 50,000 vehicles per day. Situated in a densely populated, high-income residential area within a 3- to 5-mile radius, the facility is well-positioned to meet the storage needs of a rapidly growing urban population.

The new facility will serve residents from surrounding neighborhoods, including Brookhaven-Amesbury, Glen Long, Glen Park, York, Eglinton West, Fairbank, Forest Hill North, Caledonia-Fairbank, and Oakwood Village—areas experiencing robust residential development and increasing demand for secure, high-quality storage solutions.

"This facility marks a significant advancement in our strategic expansion into high-demand, high-growth markets," stated H. Michael Schwartz, President and CEO of SST VI. "We are pleased to reinforce our commitment to Toronto by offering a secure, modern storage solution that meets the evolving needs of the community."

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of April 16, 2025, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking); 11 properties with approximately 10,205 units and 1,067,715 rentable square feet (including parking) in Canada, joint venture interests in two operational and three development properties in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE:SMA), is a self-managed REIT with a fully integrated operations team of approximately 590 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of April 16, 2025, SmartStop has an owned or managed portfolio of 220 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 157,200 units and 17.7 million rentable square feet. SmartStop and its affiliates own or manage 41 operating self-storage properties in Canada, which total approximately 34,400 units and 3.5 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com